UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2011

AnythingIT Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54540	22-3767312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17-09 Zink Place, Unit 1, Fair Lawn, NJ	07410
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(877) 766-3050

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2011 AnythingIT Inc. engaged Gail L. Babitt to serve as our Chief Financial Officer.  Under the terms of our letter agreement with her setting forth the conditions of her employment with us, we agreed to pay her a base salary of $2,500 per week together with an additional $100 per hour for all hours in excess of 25 per week.  We also granted her 1,000,000 shares of our common stock, vesting in four tranches between December 2011 and October 2012, and incentive options to purchase an additional 1,650,000 shares of our common stock at an exercise price of $0.12 per share, vesting in one thirds between December 2011 and December 2013.  Both the grants of the restricted stock and the incentive options were made under our 2010 Equity Compensation Plan and are subject to her continued employment with our company.  Under the terms of our agreement with Ms. Babitt, she is also entitled to participate in all company benefits including health care, retirement and discretionary bonuses, and we agree to reimburse her for certain pre-approved out of pocket expenses.

Gail L. Babitt, Age 48. Ms. Babitt brings significant experience as the Chief Financial Officer of AnythingIT.  She was a Partner of Advisory Financial Group, an accounting and business consulting firm headquartered in South Florida, in 2011.  From 2009 until 2010 she served as the Chief Financial Officer for Inuvo, Inc. (NYSE Amex: INUV), an internet advertising company that leverages data and analytics, where she provided financial and operational leadership to drive organizational change and recapitalize the company. From 2007 to 2008, Ms. Babitt served as Chief Financial Officer of WorldSage, Inc., a global consolidator of post-secondary education institutions, where she helped develop the business model for a start-up business. Previously, from 2006 to 2007 she served as Chief Financial Officer for Pamida Stores, a private equity owned national merchandiser operating over 200 stores in 16 states with annualized revenues in excess of $800 million. She was a Partner with Envision Management Group, Inc., a private consulting firm that provides financial consulting services to various industries (from 2004 to 2006), Chief Financial Officer for Onstream Media Corporation, a NASDAQ-listed digital asset management and streaming media company (from 2000 to 2004), and served as VP of Finance and Corporate Controller for Telecomputing ASA, an Oslo Stock Exchange listed application service provider (from 1999 to 2000). Ms. Babitt began her career with Ernst & Young and Price Waterhouse in the assurance and advisory practice, providing audit services for clients in diversified industries including entertainment, financial services, retail, technology and communication, with most of her clients being publicly-traded companies. From there she became a Manager in the Transaction Services Group of PricewaterhouseCoopers, providing financial due diligence for mergers and acquisitions supporting financial and strategic buyers and sellers. Ms. Babitt received her Bachelor of Science degree in accounting from Nova Southeastern University and her MBA from Boston University. She is a Certified Public Accountant.  She is currently on the Board of Directors for The First Tee of Tampa Bay and Medjo, Inc.

A copy of the letter agreement with Ms. Babitt is filed as Exhibit 10.16 to this report.

Item 9.01 Financials and Exhibits

(d) Exhibits

Exhibit No.	Description

10.16	Agreement Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANYTHINGIT INC.

Date: December 29, 2011	By:	/s/ David Bernstein
David Bernstein, Chief Executive Officer

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